NEWS

Charter Announces First Quarter 2019 Results

Stamford, Connecticut - April 30, 2019 - Charter Communications, Inc. (along with its subsidiaries, the “Company” or “Charter”) today reported financial and operating results for the three months ended March 31, 2019.

Key highlights:

•
First quarter total residential and SMB customer relationships increased 351,000, compared to 264,000 during the first quarter of 2018. As of March 31, 2019, Charter had 28.5 million total customer relationships and 53.5 million total PSUs.

•	During the first quarter, Charter generated residential and SMB Internet net additions of 428,000, video net losses of 145,000 and wireline voice net losses of 99,000.

•
Charter added 176,000 mobile lines in the first quarter, compared to 113,000 mobile line net additions in the fourth quarter of 2018. As of March 31, 2019, Charter served a total of 310,000 mobile lines.

•
First quarter revenues of $11.2 billion grew 5.1%, as compared to the prior year period, driven by residential revenue growth of 4.2%, commercial revenue growth of 4.3% and mobile revenue of $140 million.

•	First quarter Adjusted EBITDA[1] of $4.1 billion grew 4.2% year-over-year, while first quarter cable Adjusted EBITDA[1] of $4.2 billion grew 7.0% year-over-year.

•
Net income attributable to Charter shareholders totaled $253 million in the first quarter, compared to $168 million during the same period last year. The year-over-year increase in net income attributable to Charter shareholders in the first quarter was primarily driven by higher Adjusted EBITDA.

•
First quarter capital expenditures totaled $1.7 billion compared to $2.2 billion during the first quarter of 2018. First quarter capital expenditures included $88 million of mobile-related capital expenditures.

•
Consolidated free cash flow for the first quarter of 2019 totaled $645 million, compared to negative free cash flow of $49 million during the same period last year. Cable free cash flow for the first quarter totaled $936 million, compared to negative cable free cash flow of $24 million during the same period last year.

•
During the first quarter, Charter purchased approximately 2.9 million shares of Charter Class A common stock and Charter Communications Holdings, LLC ("Charter Holdings") common units for approximately $963 million.

"With the most customer-impacting elements of our integration behind us, we are now focused on growing our business. We are doing that by driving high quality subscriptions, reducing transactions and churn, and maintaining and creating product superiority with a value proposition that our competitors don't provide," said Tom Rutledge, Chairman and CEO of Charter Communications. "In the first quarter, we accelerated our customer relationship growth and grew our cable free cash flow by nearly $1 billion year-over-year. We are pleased with our progress and our operating model is designed to drive continuous improvement, and long-

term growth, in a way that works for customers, our employees, the communities we serve, and our shareholders."

1.
Adjusted EBITDA, cable Adjusted EBITDA, free cash flow and cable free cash flow are non-GAAP measures defined in the “Use of Adjusted EBITDA and Free Cash Flow Information” section and are reconciled to net income attributable to Charter shareholders and net cash flows from operating activities, respectively, in the addendum of this news release.

Key Operating Results

	Approximate as of
	March 31, 2019 (a)	March 31, 2018 (a)	Y/Y Change
Footprint (b)
Estimated Video Passings	51,023	50,165	1.7%
Estimated Internet Passings	50,857	49,947	1.8%
Estimated Voice Passings	50,292	49,265	2.1%

Penetration Statistics (c)
Video Penetration of Estimated Video Passings	32.3%	33.4%	(1.1) ppts
Internet Penetration of Estimated Internet Passings	50.5%	48.8%	1.7	ppts
Voice Penetration of Estimated Voice Passings	22.0%	23.0%	(1.0) ppts

Customer Relationships (d)
Residential	26,591	25,730	3.3%
Small and Medium Business	1,863	1,695	9.9%
Total Customer Relationships	28,454	27,425	3.8%

Residential
Primary Service Units ("PSUs")
Video	15,952	16,279	(2.0)%
Internet	24,023	22,852	5.1%
Voice	10,015	10,370	(3.4)%
	49,990	49,501	1.0%

Quarterly Net Additions/(Losses)
Video	(152)	(121)	(24.0)%
Internet	398	334	18.8%
Voice	(120)	(54)	(124.9)%
	126	159	(20.8)%

Single Play (e)	11,189	10,577	5.8%
Double Play (e)	7,412	6,537	13.4%
Triple Play (e)	7,990	8,616	(7.3)%

Single Play Penetration (f)	42.1%	41.1%	1.0	ppts
Double Play Penetration (f)	27.9%	25.4%	2.5	ppts
Triple Play Penetration (f)	30.0%	33.5%	(3.5) ppts

% Residential Non-Video Customer Relationships	40.0%	36.7%	3.3	ppts

Monthly Residential Revenue per Residential Customer (g)	$112.47	$111.41	1.0%

Small and Medium Business
PSUs
Video	509	460	10.8%
Internet	1,664	1,503	10.7%
Voice	1,072	957	12.0%
	3,245	2,920	11.2%

Quarterly Net Additions/(Losses)
Video	7	10	(23.6)%
Internet	30	33	(8.1)%
Voice	21	27	(24.9)%
	58	70	(16.8)%

Monthly Small and Medium Business Revenue per Customer (h)	$170.64	$178.84	(4.6)%

Enterprise PSUs (i)
Enterprise PSUs	253	228	10.7%

Footnotes
In thousands, except per customer and penetration data. See footnotes to unaudited summary of operating statistics on page 5 of the addendum of this news release. The footnotes contain important disclosures regarding the definitions used for these operating statistics.

All percentages are calculated using whole numbers. Minor differences may exist due to rounding. NM - Not meaningful

During the first quarter of 2019, Charter's residential customer relationships grew by 321,000, while first quarter 2018 residential customer relationships grew by 231,000. As of March 31, 2019, Charter had 26.6 million residential customer relationships and 50.0 million residential PSUs.

Charter added 398,000 residential Internet customers in the first quarter of 2019, versus first quarter 2018 Internet customer net additions of 334,000. As of March 31, 2019, Charter had 24.0 million residential Internet customers, with over 80% of those residential Internet customers subscribing to tiers that provided 100 Mbps or more of speed. Currently, 100 Mbps is the slowest speed offered to new Internet customers in 99% of Charter's footprint. Additionally, Charter has doubled minimum Internet speeds to 200 Mbps in a number of markets at no additional cost to new and existing Spectrum Internet customers.

Residential video customers decreased by 152,000 in the first quarter of 2019, while first quarter 2018 video customers decreased by 121,000. As of March 31, 2019, Charter had 16.0 million residential video customers.

During the first quarter of 2019, residential wireline voice customers declined by 120,000, while first quarter 2018 voice customers declined by 54,000. As of March 31, 2019, Charter had 10.0 million residential wireline voice customers.

First quarter 2019 residential revenue per residential customer (excluding mobile) totaled $112.47, and grew by 1.0% compared to the prior year period, as promotional rate step-ups and rate adjustments, were partly offset by continued single play Internet sell-in.

In September of 2018, Charter completed the full market launch of its Spectrum MobileTM service to new and existing Spectrum Internet customers across its footprint. Spectrum Mobile runs on America's largest, most reliable LTE network and is combined with Spectrum WiFi. Spectrum Mobile customers can choose one of two simple ways to pay for data, "Unlimited" for $45 a month (per line), or "By the Gig" at $14/GB, in both cases now including applicable fees and taxes. During the first quarter of 2019, Charter added 176,000 mobile lines, and as of March 31, 2019, Charter served a total of 310,000 mobile lines.

SMB customer relationships grew by 30,000 during the first quarter of 2019, compared to growth of 33,000 during the first quarter of 2018, and by 9.9% year-over-year. SMB PSUs increased 58,000, compared to 70,000 during the first quarter of 2018. As of March 31, 2019, Charter had 1.9 million SMB customer relationships and 3.2 million SMB PSUs. Enterprise PSUs grew by 5,000 during the first quarter of 2019 compared to growth of 8,000 during the first quarter of 2018. As of March 31, 2019, Charter had 253,000 enterprise PSUs.

First Quarter Financial Results

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND OPERATING DATA
(dollars in millions, except per share data)

	Three Months Ended March 31,
	2019	2018	% Change
REVENUES:
Video	$4,384	$4,292	2.1%
Internet	4,024	3,707	8.6%
Voice	504	556	(9.4)%
Residential revenue	8,912	8,555	4.2%
Small and medium business	945	900	5.0%
Enterprise	643	622	3.4%
Commercial revenue	1,588	1,522	4.3%
Advertising sales	345	356	(3.1)%
Mobile	140	—	NM
Other	221	224	(1.3)%
Total Revenue	11,206	10,657	5.1%

COSTS AND EXPENSES:
Cable operating costs and expenses	6,891	6,756	2.0%
Mobile operating costs and expenses	260	8	NM
Total operating costs and expenses	7,151	6,764	5.7%

Adjusted EBITDA	$4,055	$3,893	4.2%

Adjusted EBITDA margin	36.2%	36.5%

Cable Adjusted EBITDA	$4,175	$3,901	7.0%
Cable Adjusted EBITDA margin	37.7%	36.6%

Capital Expenditures	$1,665	$2,183
% Total Revenues	14.9%	20.5%

Net income attributable to Charter shareholders	$253	$168
Earnings per common share attributable to Charter shareholders:
Basic	$1.13	$0.71
Diluted	$1.11	$0.70

Net cash flows from operating activities	$2,686	$2,699
Free cash flow	$645	$(49)
Cable free cash flow	$936	$(24)

Revenue

First quarter revenues rose 5.1% year-over-year to $11.2 billion, driven by growth in Internet, mobile, video and commercial revenues. Excluding advertising revenue, which benefited from political spend in the first quarter of 2018 and mobile revenue, revenue grew 4.1% year-over-year.

Video revenues totaled $4.4 billion in the first quarter, an increase of 2.1% compared to the prior year period. Video revenue growth was driven by annual rate adjustments and promotional rolloff partly offset by a decline in video customers during the last year.

Internet revenues grew 8.6%, compared to the year-ago quarter, to $4.0 billion, driven by growth in Internet customers during the last year, promotional rolloff and rate adjustments.

Voice revenues totaled $504 million in the first quarter, a decrease of 9.4% compared to the first quarter of 2018, driven by value-based pricing and a decline in wireline voice customers over the last twelve months.

Commercial revenues rose to $1.6 billion, an increase of 4.3% over the prior year period, driven by SMB revenue growth of 5.0% and enterprise revenue growth of 3.4%. First quarter 2019 commercial revenue growth was lower than first quarter 2019 commercial customer relationship growth, given the migration of Legacy TWC and Legacy Bright House commercial customers to more attractively priced Spectrum pricing and packaging for both SMB and enterprise services.

First quarter advertising sales revenues of $345 million declined 3.1% compared to the year-ago quarter, driven by lower political revenue. First quarter mobile revenue totaled $140 million.

Operating Costs and Expenses

First quarter total operating costs and expenses increased by $387 million, or 5.7% year-over-year, and 2.0% when excluding first quarter mobile costs.

First quarter programming expense increased by $113 million, or 4.1% as compared to the first quarter of 2018, reflecting contractual programming increases and renewals, partly offset by lower video customers.

Regulatory, connectivity and produced content expenses increased by $28 million, or 5.0% year-over-year, primarily driven by higher regulatory and franchise pass-through fees and costs of video customer premise equipment ("CPE") sold to customers.

Costs to service customers decreased by $32 million, or 1.7% year-over-year, despite year-over-year residential and SMB customer growth of 3.8%. The year-over-year decrease in costs to service customers was primarily the result of a decline in bad debt and lower transactions per customer.

Marketing expenses decreased by $16 million, or 2.0% year-over-year.

Other expenses increased by $42 million, or 4.8% as compared to the first quarter of 2018 primarily driven by insurance and software costs.

In the first quarter of 2019, mobile costs totaled $260 million and were comprised of device costs, service and operating costs and launch costs.

Adjusted EBITDA

First quarter Adjusted EBITDA of $4.1 billion grew by 4.2% year-over-year, reflecting revenue growth and operating expense growth of 5.1% and 5.7%, respectively. First quarter cable Adjusted EBITDA grew by 7.0% year-over-year reflecting cable revenue growth and cable operating expense growth of 3.8% and 2.0%, respectively.

Net Income Attributable to Charter Shareholders

Net income attributable to Charter shareholders totaled $253 million in the first quarter of 2019, compared to $168 million in the first quarter of 2018. The year-over-year increase in net income attributable to Charter shareholders was primarily driven by higher Adjusted EBITDA, lower depreciation and amortization costs and lower merger and restructuring costs, partly offset by higher income tax expense, a non-cash impairment charge to an equity method investment and higher interest expense.

Net income per basic common share attributable to Charter shareholders totaled $1.13 in the first quarter of 2019 compared to $0.71 during the same period last year. The increase was primarily the result of the factors described above in addition to a 5.5% decrease in weighted average common shares outstanding versus the prior year period.

Capital Expenditures

Property, plant and equipment expenditures totaled $1.7 billion in the first quarter of 2019, compared to $2.2 billion during the first quarter of 2018, primarily driven by a decline in CPE and scalable infrastructure spending. The decrease in CPE spending was primarily driven by lower set-top box purchases given the completion of Charter's all-digital initiative in the fourth quarter of 2018 and a year-over-year decline in the pace of migration of Legacy TWC and Legacy Bright House customers to Spectrum pricing and packaging. The decrease in scalable infrastructure spending was primarily driven by the completion of the rollout of DOCSIS 3.1 technology. The increase in support capital was due to higher capital spending related to Spectrum Mobile, partly offset by a lower rate of insourcing and integration spend. First quarter capital expenditures included $88 million of mobile costs, of which $72 million were included in support capital.

We currently expect capital expenditures, excluding capital expenditures related to mobile, to be approximately $7 billion in 2019, versus $8.9 billion in 2018. Our expectation for lower capital expenditures in 2019 versus 2018, is primarily driven by our expectation for lower customer premise equipment spend with the completion of our all-digital conversion, lower scalable infrastructure spend with the completion of the rollout of DOCSIS 3.1 technology across our footprint and lower support capital spend with the substantial completion of the integration of Legacy TWC and Legacy Bright House.

Cash Flow and Free Cash Flow

During the first quarter of 2019, net cash flows from operating activities totaled $2.7 billion, consistent with net cash flows from operating activities in the prior year quarter, with higher Adjusted EBITDA, lower cash paid for interest and lower merger and restructuring charges offset by higher year-over-year usage of trade working capital.

Consolidated free cash flow for the first quarter of 2019 totaled $645 million, compared to negative free cash flow of $49 million during the same period last year. Cable free cash flow for the first quarter of 2019 totaled $936 million, compared to negative cable free cash flow of $24 million during the same period last year. The year-over-year increases in consolidated free cash flow and cable free cash flow were driven by a decline in capital expenditures versus the prior year quarter, partly offset by a decline in accrued capital expenditures.

Liquidity & Financing

As of March 31, 2019, total principal amount of debt was $73.4 billion. Charter's credit facilities provided approximately $4.6 billion of additional liquidity in excess of Charter's $1.5 billion cash position.

In January 2019, Charter Communications Operating, LLC ("CCO") and Charter Communications Operating Capital Corp. issued $1.25 billion of 5.050% senior secured notes due 2029 and $750 million of 5.750% senior secured notes due 2048 (collectively, the "Notes"). Charter used the net proceeds from the sale of the Notes for general corporate purposes, including funding buybacks of Class A common stock of Charter and/or common units of Charter Holdings and for repaying certain indebtedness, including repaying at maturity Time Warner Cable, LLC’s 8.750% senior notes due 2019.

In January 2019, Charter Operating entered into an amendment to its Credit Agreement raising $1.7 billion of new term loan A-3 and increasing revolving loan capacity to $4.75 billion from $4.0 billion. In addition, the majority of term loan A-2 holders converted to term loan A-3 and essentially all revolver commitments were extended to 2024. The net proceeds were used for general corporate purposes, including funding buybacks of Charter Class A common stock and/or common units of Charter Holdings and for repaying certain indebtedness, including repaying at maturity Time Warner Cable, LLC's 8.250% senior notes due 2019.

Share Repurchases

During the three months ended March 31, 2019, Charter purchased approximately 2.9 million shares of Charter Class A common stock and Charter Holdings common units for approximately $963 million.

Conference Call

Charter will host a conference call on Tuesday, April 30, 2019 at 8:30 a.m. Eastern Time (ET) related to the contents of this release.

The conference call will be webcast live via the Company's investor relations website at ir.charter.com. The call will be archived under the "Financial Information" section two hours after completion of the call. Participants should go to the webcast link no later than 10 minutes prior to the start time to register.

Those participating via telephone should dial 866-919-0894 no later than 10 minutes prior to the call. International participants should dial 706-679-9379. The conference ID code for the call is 2391249.

A replay of the call will be available at 855-859-2056 or 404-537-3406 beginning two hours after the completion of the call through the end of business on May 15, 2019. The conference ID code for the replay is 2391249.

Additional Information Available on Website

The information in this press release should be read in conjunction with the financial statements and footnotes contained in the Company's Quarterly Report on Form 10-Q for the three months ended March 31, 2019, which will be posted on the “Financial Information” section of our investor relations website at ir.charter.com, when it is filed with the Securities and Exchange Commission (the "SEC"). A slide presentation to accompany the conference call and a trending schedule containing historical customer and financial data will also be available in the “Financial Information” section.

Use of Adjusted EBITDA and Free Cash Flow Information

The company uses certain measures that are not defined by U.S. generally accepted accounting principles ("GAAP") to evaluate various aspects of its business. Adjusted EBITDA and free cash flow are non-GAAP financial measures and should be considered in addition to, not as a substitute for, consolidated net income and net cash flows from operating activities reported in accordance with GAAP. These terms, as defined by Charter, may not be comparable to similarly titled measures used by other companies. Adjusted EBITDA and free cash flow are reconciled to consolidated net income and net cash flows from operating activities, respectively, in the Addendum to this release.

Adjusted EBITDA is defined as net income attributable to Charter shareholders plus net income attributable to noncontrolling interest, net interest expense, income taxes, depreciation and amortization, stock compensation expense, loss on extinguishment of debt, (gain) loss on financial instruments, other (income) expense, net and other operating (income) expenses, such as special charges and (gain) loss on sale or retirement of assets. As such, it eliminates the significant non-cash depreciation and amortization expense that results from the capital-intensive nature of the Company's businesses as well as other non-cash or special items, and is unaffected by the Company's capital structure or investment activities. However, this measure is limited in that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues and the cash cost of financing. These costs are evaluated through other financial measures.

Free cash flow is defined as net cash flows from operating activities, less capital expenditures and changes in accrued expenses related to capital expenditures.

Management and Charter's board of directors use Adjusted EBITDA and free cash flow to assess Charter's performance and its ability to service its debt, fund operations and make additional investments with internally generated funds. In addition, Adjusted EBITDA generally correlates to the leverage ratio calculation under the Company's credit facilities or outstanding notes to determine compliance with the covenants contained in the facilities and notes (all such documents have been previously filed with the the SEC). For the purpose of calculating compliance with leverage covenants, the Company uses Adjusted EBITDA, as presented, excluding certain expenses paid by its operating subsidiaries to other Charter entities. The Company's debt covenants refer to these expenses as management fees, which were $300 million and $273 million for the three months ended March 31, 2019 and 2018, respectively.

Cable Adjusted EBITDA is defined as Adjusted EBITDA less mobile revenues plus mobile operating costs and expenses. Cable free cash flow is defined as free cash flow plus mobile net cash outflows from operating activities and mobile capital expenditures. Management and Charter’s board of directors use cable Adjusted EBITDA and cable free cash flow to provide management and investors a more meaningful year-over-year perspective on the financial and operational performance and trends of our core cable business without the impact of the revenue, costs and capital expenditures in the initial funding period to grow a new product line as well as the negative working capital impacts from the timing of device-related cash flows when we provide the handset or tablet to customers pursuant to equipment installment plans.

About Charter

Charter Communications, Inc. (NASDAQ:CHTR) is a leading broadband communications company and the second largest cable operator in the United States. Charter provides a full range of advanced residential broadband services, including Spectrum TV® programming, Spectrum Internet®, Spectrum Voice®, and Spectrum Mobile™. Under the Spectrum Business® brand, Charter provides scalable, and cost-effective broadband communications solutions to small and medium-sized business organizations, including Internet access, business telephone, and TV services. Through the Spectrum Enterprise brand, Charter is a national provider of scalable, fiber-based technology solutions serving many of America's largest businesses and communications service providers. Charter's advertising sales and production services are sold under the Spectrum Reach® brand. Charter's news and sports networks are operated under the Spectrum Networks brand. More information about Charter can be found at newsroom.charter.com.

# # #

Contact:

Media:	Analysts:
Justin Venech	Stefan Anninger
203-905-7818	203-905-7955

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This communication includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, our plans, strategies and prospects, both business and financial. Although we believe that our plans, intentions and expectations as reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions including, without limitation, the factors described under “Risk Factors” from time to time in our filings with the SEC. Many of the forward-looking statements contained in this communication may be identified by the use of forward-looking words such as “believe,” “expect,” “anticipate,” “should,” “planned,” “will,” “may,” “intend,” “estimated,” “aim,” “on track,” “target,” “opportunity,” “tentative,” “positioning,” “designed,” “create,” “predict,” “project,” "initiatives," “seek,” “would,” “could,” “continue,” “ongoing,” “upside,” “increases” and “potential,” among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this communication are set forth in our annual report on Form 10-K, and in other reports or documents that we file from time to time with the SEC, and include, but are not limited to:

•
our ability to sustain and grow revenues and cash flow from operations by offering video, Internet, voice, mobile, advertising and other services to residential and commercial customers, to adequately meet the customer experience demands in our service areas and to maintain and grow our customer base, particularly in the face of increasingly aggressive competition, the need for innovation and the related capital expenditures;

•
the impact of competition from other market participants, including but not limited to incumbent telephone companies, direct broadcast satellite ("DBS") operators, wireless broadband and telephone providers, digital subscriber line (“DSL”) providers, fiber to the home providers, video provided over the Internet by (i) market participants that have not historically competed in the multichannel video business, (ii) traditional multichannel video distributors, and (iii) content providers that have historically licensed cable networks to multichannel video distributors, and providers of advertising over the Internet;

•	our ability to efficiently and effectively integrate acquired operations;

•
the effects of governmental regulation on our business including costs, disruptions and possible limitations on operating flexibility related to, and our ability to comply with, regulatory conditions applicable to us as a result of the Time Warner Cable Inc. and Bright House Networks, LLC Transactions;

•	general business conditions, economic uncertainty or downturn, unemployment levels and the level of activity in the housing sector;

•	our ability to obtain programming at reasonable prices or to raise prices to offset, in whole or in part, the effects of higher programming costs (including retransmission consents);

•	our ability to develop and deploy new products and technologies including mobile products and any other consumer services and service platforms;

•	any events that disrupt our networks, information systems or properties and impair our operating activities or our reputation;

•	the ability to retain and hire key personnel;

•
the availability and access, in general, of funds to meet our debt obligations prior to or when they become due and to fund our operations and necessary capital expenditures, either through (i) cash on hand, (ii) free cash flow, or (iii) access to the capital or credit markets; and

•
our ability to comply with all covenants in our indentures and credit facilities, any violation of which, if not cured in a timely manner, could trigger a default of our other obligations under cross-default provisions.

All forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by this cautionary statement. We are under no duty or obligation to update any of the forward-looking statements after the date of this communication.

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND OPERATING DATA
(dollars in millions, except per share data)

	Three Months Ended March 31,
	2019	2018	% Change
REVENUES:
Video	$4,384	$4,292	2.1%
Internet	4,024	3,707	8.6%
Voice	504	556	(9.4)%
Residential revenue	8,912	8,555	4.2%
Small and medium business	945	900	5.0%
Enterprise	643	622	3.4%
Commercial revenue	1,588	1,522	4.3%
Advertising sales	345	356	(3.1)%
Mobile	140	—	NM
Other	221	224	(1.3)%
Total Revenue	11,206	10,657	5.1%
COSTS AND EXPENSES:
Programming	2,865	2,752	4.1%
Regulatory, connectivity and produced content	561	533	5.0%
Costs to service customers	1,822	1,854	(1.7)%
Marketing	735	751	(2.0)%
Mobile	260	8	NM
Other expense	908	866	4.8%
Total operating costs and expenses (exclusive of items shown separately below)	7,151	6,764	5.7%
Adjusted EBITDA	4,055	3,893	4.2%
Adjusted EBITDA margin	36.2%	36.5%
Depreciation and amortization	2,550	2,710
Stock compensation expense	85	72
Other operating (income) expenses, net	(5)	69
Income from operations	1,425	1,042
OTHER INCOME (EXPENSES):
Interest expense, net	(925)	(851)
Gain on financial instruments, net	37	63
Other pension benefits, net	9	20
Other expense, net	(110)	(23)
	(989)	(791)
Income before income taxes	436	251
Income tax expense	(119)	(28)
Consolidated net income	317	223
Less: Net income attributable to noncontrolling interests	(64)	(55)
Net income attributable to Charter shareholders	$253	$168
EARNINGS PER COMMON SHARE
ATTRIBUTABLE TO CHARTER SHAREHOLDERS:
Basic	$1.13	$0.71
Diluted	$1.11	$0.70
Weighted average common shares outstanding, basic	224,630,122	237,762,295
Weighted average common shares outstanding, diluted	227,595,365	241,420,722

Adjusted EBITDA is a non-GAAP term. See page 6 of this addendum for the reconciliation of Adjusted EBITDA to net income attributable to Charter shareholders as defined by GAAP.

All percentages are calculated using whole numbers. Minor differences may exist due to rounding.

NM - Not meaningful

Addendum to Charter Communications, Inc. First Quarter 2019 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in millions)

	March 31,	December 31,
	2019	2018
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,451	$551
Accounts receivable, net	1,578	1,733
Prepaid expenses and other current assets	722	446
Total current assets	3,751	2,730

RESTRICTED CASH	175	214

INVESTMENT IN CABLE PROPERTIES:
Property, plant and equipment, net	34,859	35,126
Customer relationships, net	8,997	9,565
Franchises	67,319	67,319
Goodwill	29,554	29,554
Total investment in cable properties, net	140,729	141,564

OPERATING LEASE RIGHT-OF-USE ASSETS	1,101	—
OTHER NONCURRENT ASSETS	1,501	1,622

Total assets	$147,257	$146,130

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$8,213	$8,805
Operating lease liabilities	205	—
Current portion of long-term debt	3,532	3,290
Total current liabilities	11,950	12,095

LONG-TERM DEBT	70,567	69,537
DEFERRED INCOME TAXES	17,473	17,389
LONG-TERM OPERATING LEASE LIABILITIES	981	—
OTHER LONG-TERM LIABILITIES	2,643	2,837

SHAREHOLDERS' EQUITY:
Controlling interest	35,734	36,285
Noncontrolling interests	7,909	7,987
Total shareholders' equity	43,643	44,272

Total liabilities and shareholders' equity	$147,257	$146,130

Addendum to Charter Communications, Inc. First Quarter 2019 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in millions)

	Three Months Ended March 31,
	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES:
Consolidated net income	$317	$223
Adjustments to reconcile consolidated net income to net cash flows from operating activities:
Depreciation and amortization	2,550	2,710
Stock compensation expense	85	72
Accelerated vesting of equity awards	—	5
Noncash interest income, net	(55)	(89)
Other pension benefits, net	(9)	(20)
Gain on financial instruments, net	(37)	(63)
Deferred income taxes	81	28
Other, net	98	38
Changes in operating assets and liabilities:
Accounts receivable	155	226
Prepaid expenses and other assets	(300)	(131)
Accounts payable, accrued liabilities and other	(199)	(300)
Net cash flows from operating activities	2,686	2,699

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(1,665)	(2,183)
Change in accrued expenses related to capital expenditures	(376)	(565)
Real estate investments through variable interest entities	(39)	—
Other, net	—	10
Net cash flows from investing activities	(2,080)	(2,738)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of long-term debt	6,884	2,929
Repayments of long-term debt	(5,572)	(2,185)
Payments for debt issuance costs	(25)	—
Purchase of treasury stock	(940)	(617)
Proceeds from exercise of stock options	44	36
Purchase of noncontrolling interest	(93)	(127)
Distributions to noncontrolling interest	(39)	(39)
Other, net	(4)	(3)
Net cash flows from financing activities	255	(6)

NET INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	861	(45)
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, beginning of period	765	621
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, end of period	$1,626	$576

CASH PAID FOR INTEREST	$966	$1,007
CASH PAID FOR TAXES	$4	$1

Addendum to Charter Communications, Inc. First Quarter 2019 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED SUMMARY OF OPERATING STATISTICS
(in thousands, except per customer and penetration data)

	Approximate as of
	March 31, 2019 (a)	December 31, 2018 (a)	March 31, 2018 (a)
Footprint (b)
Estimated Video Passings	51,023	50,824	50,165
Estimated Internet Passings	50,857	50,652	49,947
Estimated Voice Passings	50,292	50,086	49,265

Penetration Statistics (c)
Video Penetration of Estimated Video Passings	32.3%	32.7%	33.4%
Internet Penetration of Estimated Internet Passings	50.5%	49.9%	48.8%
Voice Penetration of Estimated Voice Passings	22.0%	22.3%	23.0%

Customer Relationships (d)
Residential	26,591	26,270	25,730
Small and Medium Business	1,863	1,833	1,695
Total Customer Relationships	28,454	28,103	27,425

Residential
Primary Service Units ("PSUs")
Video	15,952	16,104	16,279
Internet	24,023	23,625	22,852
Voice	10,015	10,135	10,370
	49,990	49,864	49,501

Quarterly Net Additions/(Losses)
Video	(152)	(36)	(121)
Internet	398	289	334
Voice	(120)	(83)	(54)
	126	170	159

Single Play (e)	11,189	10,928	10,577
Double Play (e)	7,412	7,097	6,537
Triple Play (e)	7,990	8,245	8,616

Single Play Penetration (f)	42.1%	41.6%	41.1%
Double Play Penetration (f)	27.9%	27.0%	25.4%
Triple Play Penetration (f)	30.0%	31.4%	33.5%

% Residential Non-Video Customer Relationships	40.0%	38.7%	36.7%

Monthly Residential Revenue per Residential Customer (g)	$112.47	$111.78	$111.41

Small and Medium Business
PSUs
Video	509	502	460
Internet	1,664	1,634	1,503
Voice	1,072	1,051	957
	3,245	3,187	2,920

Quarterly Net Additions/(Losses)
Video	7	14	10
Internet	30	40	33
Voice	21	27	27
	58	81	70

Monthly Small and Medium Business Revenue per Customer (h)	$170.64	$170.62	$178.84

Enterprise PSUs (i)
Enterprise PSUs	253	248	228

Addendum to Charter Communications, Inc. First Quarter 2019 Earnings Release

(a)
Customer statistics do not include mobile. We calculate the aging of customer accounts based on the monthly billing cycle for each account. On that basis, at March 31, 2019, December 31, 2018 and March 31, 2018, actual customers include approximately 171,100, 217,600 and 190,700 customers, respectively, whose accounts were over 60 days past due, approximately 19,500, 24,000 and 17,200 customers, respectively, whose accounts were over 90 days past due and approximately 20,800, 19,200 and 13,400 customers, respectively, whose accounts were over 120 days past due.

(b)
Passings represent our estimate of the number of units, such as single family homes, apartment and condominium units and small and medium business and enterprise sites passed by our cable distribution network in the areas where we offer the service indicated. These estimates are based upon the information available at this time and are updated for all periods presented when new information becomes available.

(c)	Penetration represents residential and small and medium business customers as a percentage of estimated passings for the service indicated.

(d)
Customer relationships include the number of customers that receive one or more levels of service, encompassing video, Internet and voice services, without regard to which service(s) such customers receive. Customers who reside in residential multiple dwelling units ("MDUs") and that are billed under bulk contracts are counted based on the number of billed units within each bulk MDU. Total customer relationships exclude enterprise customer relationships.

(e)	Single play, double play and triple play customers represent customers that subscribe to one, two or three of Charter service offerings, respectively.

(f)
Single play, double play and triple play penetration represents the number of residential single play, double play and triple play customers, respectively, as a percentage of residential customer relationships.

(g)
Monthly residential revenue per residential customer is calculated as total residential video, Internet and voice quarterly revenue divided by three divided by average residential customer relationships during the respective quarter.

(h)
Monthly small and medium business revenue per customer is calculated as total small and medium business quarterly revenue divided by three divided by average small and medium business customer relationships during the respective quarter.

(i)	Enterprise PSUs represents the aggregate number of fiber service offerings counting each separate service offering at each customer location as an individual PSU.

Addendum to Charter Communications, Inc. First Quarter 2019 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF NON-GAAP MEASURES TO GAAP MEASURES
(dollars in millions)

	Three Months Ended March 31,
	2019	2018
Net income attributable to Charter shareholders	$253	$168
Plus: Net income attributable to noncontrolling interest	64	55
Interest expense, net	925	851
Income tax expense	119	28
Depreciation and amortization	2,550	2,710
Stock compensation expense	85	72
Gain on financial instruments, net	(37)	(63)
Other pension benefits, net	(9)	(20)
Other, net	105	92
Adjusted EBITDA (a)	4,055	3,893
Less: Mobile revenue	(140)	—
Plus: Mobile costs and Expenses	260	8
Cable Adjusted EBITDA (a)	$4,175	$3,901

Net cash flows from operating activities	$2,686	$2,699
Less: Purchases of property, plant and equipment	(1,665)	(2,183)
Change in accrued expenses related to capital expenditures	(376)	(565)
Free cash flow	645	(49)
Plus: Mobile net cash outflows from operating activities	203	8
Purchases of mobile property, plant and equipment	88	17
Cable free cash flow	$936	$(24)

(a)	See page 1 of this addendum for detail of the components included within Adjusted EBITDA.

The above schedule is presented in order to reconcile Adjusted EBITDA, cable Adjusted EBITDA, free cash flow and cable free cash flow, non-GAAP measures, to the most directly comparable GAAP measures in accordance with Section 401(b) of the Sarbanes-Oxley Act.

Addendum to Charter Communications, Inc. First Quarter 2019 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CAPITAL EXPENDITURES
(dollars in millions)

	Three Months Ended March 31,
	2019	2018
Customer premise equipment (a)	$565	$934
Scalable infrastructure (b)	297	486
Line extensions (c)	321	291
Upgrade/rebuild (d)	131	142
Support capital (e)	351	330
Total capital expenditures	$1,665	$2,183

Capital expenditures included in total related to:
Commercial services	$305	$283
All-digital transition	$—	$186
Mobile	$88	$17

(a)
Customer premise equipment includes costs incurred at the customer residence to secure new customers and revenue generating units, including customer installation costs and customer premise equipment (e.g., set-top boxes and cable modems).

(b)
Scalable infrastructure includes costs, not related to customer premise equipment, to secure growth of new customers and revenue generating units, or provide service enhancements (e.g., headend equipment).

(c)	Line extensions include network costs associated with entering new service areas (e.g., fiber/coaxial cable, amplifiers, electronic equipment, make-ready and design engineering).

(d)	Upgrade/rebuild includes costs to modify or replace existing fiber/coaxial cable networks, including betterments.

(e)
Support capital includes costs associated with the replacement or enhancement of non-network assets due to technological and physical obsolescence (e.g., non-network equipment, land, buildings and vehicles).

Addendum to Charter Communications, Inc. First Quarter 2019 Earnings Release